Exhibit 10(b)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Prospectus and to the use of our reports: (1) dated April 23, 2010, with respect to the financial statements of ML of New York Variable Annuity Separate Account A, and (2) dated March 25, 2010, with respect to the financial statements of ML Life Insurance Company of New York in Post-Effective Amendment No. 8 to the Registration Statement (Form N-4, No. 333-119611) under the Securities Act of 1933, and the related Prospectus of Merrill Lynch Investor Choice Annuity (Investor Series).
/s/ Ernst & Young LLP
Des Moines, Iowa
April 23, 2010